EXHIBIT 10.6(b)

DESCRIPTION OF TARGET PAYOUTS AND PERFORMANCE CRITERIA
FOR 2006 ANNUAL CASH BONUSES FOR
2005 NAMED EXECUTIVE OFFICERS

On February 14, 2006, the Compensation Committee of the Board of Directors established target payouts and performance criteria for 2006 annual cash bonuses under the registrant’s 2002 Management Incentive Plan. For the executive officers of the registrant who are expected to be named in the executive compensation disclosures of the registrant’s 2006 proxy statement (“2005 Named Executive Officers”) other than the line business unit heads (Charles G. Burkett, Jim L. Hughes, and Larry Martin), target bonuses were established ranging from 115% to 125% of base salary, and maximum bonuses are 150% of target. The primary criterion for determining final bonuses will be earnings per share growth for 2006. For the line business unit heads, bonuses were established as a percentage of a measure of applicable business unit pretax income, with a portion of the resulting business unit bonus amount subject to adjustment based on corporate earnings per share growth. The arrangement for Mr. Hughes is in accordance with his existing arrangement.